Exhibit 10.19

Summary of Key Terms of Named Executive Officer Compensation Arrangements

Digimarc has a written employment agreement with its Chief Executive Officer, Bruce Davis, that governs the minimum terms of his compensation and is filed as an exhibit to Digimarc’s annual report on Form 10-K. The Compensation Committee of Digimarc’s Board of Directors may establish compensation for Mr. Davis that exceeds the minimums established by his employment agreement.

Digimarc’s other named executive officers are compensated pursuant to oral, informal compensation arrangements. The Compensation Committee determines annually the compensation of each named executive officer. Material elements of Digimarc’s compensation arrangements with its named executive officers consist of an annual base salary, annual cash bonus and equity compensation awards.

The following table sets forth the base salary and annual bonus target amount for each named executive officer for 2006.

Name and Principal Positions	2006 Base Salary	2006 Annual Bonus Target (Percentage of Base Salary)
Bruce Davis, Chief Executive Officer and Chairman of the Board of Directors	$410,000	75%
Robert Eckel, President, Government Programs	$270,000	50%
Michael McConnell, Chief Financial Officer and Treasurer	$260,000	50%
Robert P. Chamness, Chief Legal Officer and Secretary	$250,000	50%
J. Scott Carr, Executive Vice President	$250,000	50%
Reed Stager, Executive Vice President	$250,000	50%

For each named executive officer’s 2006 annual bonus target, 40% will be paid based on the achievement of individual performance goals; 40% will be paid based on the achievement of financial targets; and the remaining 20% will be paid based on the achievement of target levels of return on equity as compared to a weighted peer group. Payouts of annual bonuses will be dependent on the level of achievement of performance goals described above, and no named executive officer will receive a payout if the applicable minimum performance goal is not met. Each named executive officer will have the opportunity to earn up to his full annual bonus target based on the level of achievement in 2006 of the performance goals applicable to such individual and may earn a bonus above the target if the performance goals are exceeded.

The named executive officers are also eligible to participate in Digimarc’s equity compensation plans, and generally receive annual awards of options, restricted stock and/or performance vesting shares under these plans at the discretion of the Compensation Committee. Options and restricted stock awards generally vest over a four-year period following the date of grant. Performance vesting shares generally vest or terminate on the achievement of one or more specified performance goals. Specific terms of option grants are governed by a Stock Option Award Agreement between the Company and each named executive officer. Specific terms of restricted stock awards and performance vesting share awards are governed by a Restricted Stock Agreement and Performance Vesting Share Agreement, respectively, between the Company and each named executive officer.